Exhibit 10.4

FORM OF MVP REIT II, INC.

INDEPENDENT DIRECTORS COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1. PURPOSE. The purpose of this Plan is to attract, retain and compensate highly-qualified individuals who qualify as independent directors of MVP REIT II, Inc., a Maryland corporation (the “Company”), in accordance with the Company’s charter (the “Independent Directors”) for service as members of its Board by providing them with competitive compensation.

1.2. ELIGIBILITY. Independent Directors who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	“Base Annual Retainer” means the annual retainer (excluding Meeting Fees) payable by the Company to an Eligible Participant pursuant to Section 4.1 hereof (i.e., excluding any Supplemental Annual Retainer), as such amount may be changed from time to time.

(b)	“Board” shall mean the board of directors of the Company.

(c)	“Eligible Participant” means any person who is an Independent Director on the Plan Effective Date or becomes an Independent Director while this Plan is in effect; except that during any period a director is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such director shall not be an Eligible Participant.

(d)	“Meeting Fees” means fees payable by the Company to an Eligible Participant pursuant to Section 4.3 hereof, as such amount may be changed from time to time.

(e)	“Plan” means this MVP REIT II, Inc. Independent Directors Compensation Plan, as amended from time to time.

(f)	“Plan Effective Date” means [ ], 2015.

(g)	“Plan Year(s)” means the approximate twelve-month period beginning with the annual stockholders meeting and ending at the next annual stockholders meeting; provided that the first Plan Year shall begin on the Plan Effective Date and extend until the first annual stockholders meeting.

(h)	“Supplemental Annual Retainer” means the annual retainer (excluding Meeting Fees) payable by the Company to an Eligible Participant pursuant to Section 4.2 hereof, as such amount may be changed from time to time.

ARTICLE 3

ADMINISTRATION

3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned, including the Company, its stockholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s Charter or otherwise.

ARTICLE 4

RETAINERS, MEETING FEES AND EXPENSES

4.1. BASE ANNUAL RETAINER. Each Eligible Participant shall be paid a Base Annual Retainer for service as a director during each Plan Year. The amount of the Base Annual Retainer shall be established from time to time by the Board. Until changed by the Board, the Base Annual Retainer for a full Plan Year shall be $30,000. The Base Annual Retainer shall be payable in approximately equal quarterly installments in advance, beginning on the date of the annual stockholders meeting; provided, however, that for the first Plan Year, the first installment shall begin on the Plan Effective Date and be prorated based on the number of full months in such quarter after the Plan Effective Date and, provided, further, that for purposes of this Section 4.1, the month in which the Plan Effective Date occurs shall be considered a “full month.” Each person who first becomes an Eligible Participant on a date other than the Plan Effective Date or an annual meeting date shall be paid a retainer equal to the quarterly installment of the Base Annual Retainer for the first quarter of eligibility, based on the number of full months he or she serves as an Independent Director during such quarter. Payment of such prorated Base Annual Retainer shall begin on the date that the person first becomes an Eligible Participant, and shall resume on a quarterly basis thereafter. In no event shall any installment of the Base Annual Retainer be paid later than March 15 of the year following the year to which such installment relates.

4.2. AUDIT COMMITTEE CHAIRPERSON SUPPLEMENTAL ANNUAL RETAINER. The chairperson of the Audit Committee of the Board shall be paid a Supplemental Annual Retainer for his or her service as such chairperson during a Plan Year, payable at the same times as installments of the Base Annual Retainer are paid. The amount of the Supplemental Annual Retainer for the chairperson of the Audit Committee shall be established from time to time by the Board. Until changed by the Board, the Supplemental Annual Retainer for a full Plan Year for the chairperson of the Audit Committee shall be $5,000. A pro rata Supplemental Annual Retainer will be paid to any Eligible Participant who becomes the chairperson of the Audit Committee of the Board on a date other than the beginning of a Plan Year, based on the number of full months he or she serves as a chairperson of the Audit Committee of the Board during the Plan Year. Payment of such prorated Supplemental Annual Retainer shall begin on the date that the person first becomes chairperson of the Audit Committee, and shall resume on a quarterly basis thereafter. In no event shall any installment of the Supplemental Annual Retainer be paid later than March 15 following the year to which such installment relates.

4.3. MEETING FEES. Each Eligible Participant shall be paid Meeting Fees for attending meetings of the Board or its committees. The amount of the Meeting Fees shall be established from time to time by the Board. Until changed by the Board, the Meeting Fee for attending a meeting of the Board (in-person or by telephone) shall be $1,000 and the Meeting Fee for attending a meeting of a committee of the Board (in-person or by telephone) shall be $1,000. Meeting Fees shall be payable by the end of the quarter during which the applicable meeting occurred.

4.4. TRAVEL EXPENSE REIMBURSEMENT. All Eligible Participants shall be reimbursed for reasonable travel expenses in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer or Chair of the Board requests the Independent Director to participate. Notwithstanding the foregoing, the Company’s reimbursement obligations pursuant to this Section 4.4 shall be limited to expenses incurred during such director’s service as an Independent Director. Such payments will be made by the end of the quarter of delivery of the Independent Director’s written requests for payment, accompanied by such evidence of expenses incurred as the Company may reasonably require, but in no event later than the last day of the Independent Director’s tax year following the tax year in which the expense was incurred. The amount reimbursable in any one tax year shall not affect the amount reimbursable in any other tax year. Independent Directors’ right to reimbursement pursuant to this Section 4.4 shall not be subject to liquidation or exchange for another benefit.

ARTICLE 5

AMENDMENT, MODIFICATION AND TERMINATION

5.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of any national securities exchange on which the Company’s stock may from time to time be listed or traded, then such amendment shall be subject to stockholder approval; and provided, further, that the Board may condition any other amendment or modification on the approval of stockholders of the Company for any reason.

ARTICLE 6

GENERAL PROVISIONS

6.1. DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Board.

6.2. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

The foregoing is hereby acknowledged as being the MVP REIT II, Inc. Independent Directors Compensation Plan as adopted by the Board.

MVP REIT II, INC.

By:
Name:
Title:

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